Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. to Acquire Hudson Global’s U.S. IT Staffing Business

PITTSBURGH, PA – May 11, 2015—Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today that its wholly-owned subsidiary, Mastech, Inc. has entered into a definitive asset purchase agreement to acquire Hudson Global’s U.S. IT staffing business. The transaction is subject to customary closing conditions and expected to close in the second quarter of 2015.

The financial terms of the agreement include a $17 million cash purchase price paid at closing, with the seller retaining working capital. The cash purchase price will be paid with a combination of cash balances on hand and borrowings under the Company’s existing credit facility. Mastech expects the transaction to be immediately accretive to earnings.

Commenting on the planned acquisition, Kevin Horner, Mastech’s Chief Executive Officer, stated, “I’m extremely excited about this opportunity, which will materially increase our scale and enhance our abilities to service our collective clients. As I have mentioned on numerous occasions, a selective acquisition is an important component of our long-term growth strategy. With its impressive list of direct retail clients, domestic recruitment focus and adept management talent, Hudson’s U.S. IT Staffing business is a compelling fit for Mastech, and I believe it will serve to strengthen our overall business model.”

Raptor Partners LLC acted as Company’s financial advisor on the transaction and Pepper Hamilton LLP acted as its legal advisor.

About Mastech Holdings, Inc.:

Leveraging the power of 29 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected completion of the acquisition, the time frame in which this will occur, the expected benefits to Mastech from completing the acquisition and the expected performance of Mastech following completion of the acquisition. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2014.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497